Exhibit 10.2

October 18, 2017

Aron Knickerbocker

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Dear Aron,

We are pleased to extend to you an offer of employment as President and Chief Executive Officer of Five Prime Therapeutics, Inc., reporting directly to the Board of Directors, beginning January 1, 2018.

In your role as President and Chief Executive Officer you will devote your best efforts and full business energies, interest, abilities and productive time and attention to the business of FivePrime and the proper and efficient performance of your duties as President and Chief Executive Officer.

We will pay you an annual base salary of $500,000.00, paid semi-monthly less applicable taxes and withholding.

You will continue to be eligible to participate in FivePrime’s Annual Bonus Plan, as amended from time to time, and beginning on January 1, 2018 your annual target bonus amount will be 50% of your annual base salary. Based on your start date as President and Chief Executive Officer, your bonus with respect to 2017 service would be based on your annual base salary and target bonus in effect during 2017 in connection with your service as Chief Operating Officer of FivePrime.

You will continue to be eligible to participate in FivePrime’s benefit plans and programs available to all regular, full-time employees, include medical, vision, dental, disability, 401(k) investment plan, Employee Stock Purchase Plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.  The Compensation and Management Development Committee of the Board (the “Compensation Committee”) will continue to review your base salary periodically taking into consideration, among other factors, your contributions to the success of FivePrime, your level of performance as it relates to your duties, and the base salaries of Chief Executive Officers of companies in FivePrime’s executive compensation peer group. Adjustments to your base salary, if any, will be made solely at the discretion of the Compensation Committee or the Board.

Subject to approval by the Board or Compensation Committee, we will grant you a stock option to purchase 150,000 shares of common stock of FivePrime.  The exercise price per share will be the fair market value of common stock on the date of grant.  We will issue your stock option award under our 2013 Omnibus Incentive Plan.  Your stock option award will be subject to a Stock Option Agreement, and the Executive Severance and Benefits Agreement, dated December 30, 2009, as amended (the “ESBA”).  Subject to your continued employment with FivePrime and the other terms and conditions of your stock option grant, your stock option award would vest over four years, with one forty-eighth of the shares vesting one month after the grant date and the balance vesting in equal monthly installments over the subsequent 47 months.

Five Prime Therapeutics, Inc. • Two Corporate Drive • South San Francisco, CA 94080 • Phone (415) 365-5600

www.fiveprime.com

Aron Knickerbocker

October 18, 2017

In connection with the commencement of your employment in the position of President and Chief Executive Officer, we will enter into an amendment to the ESBA in the form attached hereto as Exhibit A.

Your employment with FivePrime will not be for a set term and you will continue to be an at-will employee.  You will be free to terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying us.  Likewise, we will be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed other than by a written agreement approved by our Board of Directors and executed by an authorized officer of FivePrime.

This letter, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you as the President and Chief Executive Officer of FivePrime.  This letter may not be modified or amended except by a written agreement, signed by FivePrime and you.

To accept this offer of employment, please sign, date and return this letter to Jeff Coon by the end of the business day on Monday, October 23, 2017.

Aron, you have made numerous contributions that have been pivotal to Five Prime’s success. We greatly appreciate these. But your most important days as leader of a Five Prime are ahead. We are confident that as CEO you will take the company to higher levels of performance in discovering and developing innovative drugs for patients with serious diseases, and will lead the company to becoming a major positive force in the biotechnology industry. We are committed to doing everything possible to insure your success as CEO of Five Prime.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ Lewis T. Williams	/s/ Mark McDade

Lewis T. Williams	Mark McDade
President, Chief Executive Officer and	Lead Independent Director of the
Chairman of the Board of Directors	Board of Directors

Accepted:

/s/ Aron Knickerbocker	October 18, 2017
Aron Knickerbocker	Date

Exhibit A

Amendment No. 2 to Executive Severance Benefits Agreement